CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 53 to Registration Statement No. 33-14517 on Form N-1A of our report dated September 20, 2018, relating to the financial statements and financial highlights of BlackRock Equity Dividend Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2018 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement..

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 21, 2018